Exhibit 10.14

PDC ENERGY
CHANGE OF CONTROL
AND SEVERANCE PLAN
The PDC Energy Change of Control and Severance Plan (the “Plan”) is hereby effective as of January l, 2011 (the “Effective Date’’) pursuant to the authorization of the Board of Directors of Petroleum Development Corporation (the “Company”). The Plan has been established to provide financial security to the Company’s Executives (as defined below) in the event of a Change of Control (as defined below) and upon certain terminations of employment with the Company.
It is the intent that this Plan constitute a separate unfunded plan that meets the requirements of, and that is classified as a plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(3), and 401(a)(1) of ERISA. As such, it is intended that the Plan be exempt from the relevant requirements of Title I of ERISA. In addition, this Plan is not intended to satisfy the qualification requirements of Code Section 401. However, the Plan is intended to comply with the requirements of Code Section 409A and the Treasury regulations and guidance issued thereunder.

I.	DEFINITIONS AND CONSTRUCTION

1.1    Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)    “Base Salary” shall mean the annual base salary paid to the Executive from time to time in accordance with the ordinary payroll practices of the Company.
(b)    “Board” shall mean the Board of Directors of the Company or its successor.
(c)    “Cause” shall mean:
(i)    the Executive has failed to substantially perform his or her duties with the Company (other than a failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes the Executive has not substantially performed his or her duties, and the Executive has failed to cure such deficiency within thirty (30) days after his or her receipt of such notice;
(ii)    the Executive has engaged in conduct, the consequences of which are materially adverse to the Company, monetarily or otherwise;
(iii)    the Executive has pleaded guilty to or been convicted of a felony or a crime involving moral turpitude or dishonesty;
(iv)    the Executive has engaged in conduct which demonstrates Executive’s gross unfitness to serve the Company; or
(v)    the Executive has materially breached the terms of this Plan.
(d)    “Change of Control” shall be deemed to have occurred for purposes of the Plan if the event set forth in any one of the following paragraphs shall have occurred:
(i)Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company.
(ii)Change in Effective Control:     A change in effective control of the Company occurs on the date that either:
(A)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or
(B)A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that this paragraph (B) will apply only to the Company if no other corporation is a majority shareholder.
(iii)Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 90% of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
It is the intent that this definition be construed consistent with the definition of “Change of Control” as defined under Code Section 409A and the applicable Treasury Regulations, as amended from time to time.

(e)    “Change of Control Period” shall mean the 6-month period preceding and the 24-month period following the date that a Change of Control occurs.
(f)    “Code” shall mean the Internal Revenue Code of J 986, as amended.
(g)    “Committee” shall mean the Compensation Committee of the Board.
(h)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(i)    “Executive” shall mean any individual who is part of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA, including but not limited to either a Vice President or the Chief Accounting Officer of the Company, who is chosen by the Committee to participate in the Plan.
(j)    “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior express written consent:
(i)    A material diminution in the Executive’s Base Salary;
(ii)    A material diminution of the annual bonus (but not if a majority of the other Executives are also similarly impacted);
(iii)    A material diminution in the Executive’s authority, duties, or responsibilities: or
(iv)    A change in the geographic location at which the Executive must perform his or her services in excess of fifty (50) miles.
The Executive must provide notice to the Company of the applicable condition described above within ninety (90) days after such occurrence, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition. In the event the Company fails to timely remedy the condition, the Executive may terminate his or her employment for Good Reason in the seven (7) day period following the Company’s failure to remedy.
(k)    “Involuntary Termination” shall mean termination of the Executive’s employment by the Company other than by death, Disability or for Cause.
(l)    “Release” shall mean a general release, substantially in the form attached hereto as Exhibit A, by the Executive that releases the Company and its affiliates (and other persons specified in the release) from employment-related claims.
(m)    “Target Bonus” shall mean the target performance bonus established by the Company for an Executive for the year.
(n)    “Termination Date” shall mean the date that an Executive ceases his or her employment with the Company.

1.2    Number. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular.

1.3    Headings. The headings of Articles and Sections herein arc included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.

II.	CHANGE OF CONTROL AND SEVERANCE BENEFITS

2.1    Benefits for Involuntary Termination Outside of Change of Control Period. Subject to the provisions of this Article II, if there is an Involuntary Termination of an Executive outside of a Change of Control Period, the Executive shall receive the following severance benefits:

(a)    With regard to those Executives receiving written notification of entitlement to enhanced severance benefits if an Involuntary Termination occurs before January l, 2012, beginning on the first day of the month following sixty (60) days after the Termination Date, a monthly severance payment for twelve (12) months equal to one-twelfth (1/12th) of two (2) times the sum of (i) the Executive’s Base Salary. plus (ii) the Executive’s Target Bonus, or if there is no Target Bonus specified for the year of termination, then the Executive’s most recent annual bonus; and
(b)    With regard to those Executives not entitled to enhanced severance benefits if they incur an Involuntary Termination during 2011 and with regard to all Executives who incur an Involuntary Termination after December 31, 2011, beginning on the first day of the month following sixty (60) days after the Termination Date, a monthly severance payment for twelve (12) months equal to one-twelfth (1/12) of the sum of (i) the Executive’s Base Salary, plus (ii) the Executive’s Target Bonus, or if there is no Target Bonus specified for the year of termination, then the Executive’s most recent annual bonus; and
(c)    Continued coverage of the Executive and any dependents of the Executive covered at the time of the Executive’s termination under the Company’s group health plans on a subsidized basis for the lesser of (i) the period of time that the Executive is receiving severance payments, or (ii) the period of time that the Executive is eligible for federal COBRA health continuation coverage. For this purpose, the subsidized basis shall mean that the Executive shall be charged the same premium rate as a similarly-situated active employee; and
(d)    Full vesting of all restricted stock, to the extent permitted under the related plan.

2.2    Benefits for Involuntary Termination or Good Reason Termination Within Change of Control Period. Subject to the provisions of this Article II, if there is an Involuntary Termination of an Executive within the Change of Control Period or if an Executive terminates employment for Good Reason within the Change of Control Period, the Executive shall receive the following severance benefits:

(a)    On the first day of the month following sixty (60) days after the Termination Date, a lump sum severance payment equal to two (2) times the sum of (i) the Executive’s Base Salary, plus (ii) the Executive’s Target Bonus, or if there is no Target Bonus specified for the year of termination, then the Executive’s most recent annual bonus; and
(b)    Continued coverage of the Executive and any dependents of the Executive covered at the time of termination under the Company’s group health plans on a subsidized basis for the period of time that the Executive is eligible for federal COBRA health continuation coverage. For this purpose, the subsidized basis shall mean that the Executive shall be charged the same premium rate as a similarly-situated active employee; and
(c)    Full vesting of all restricted stock, to the extent permitted under the related plan.

2.3    Release. As a condition to the payment by the Company of the amounts due under Sections 2.1 and 2.2 above, the Executive shall execute the Release within twenty-one (21) days following the Termination Date and shall not revoke it within the subsequent seven (7) day revocation period; provided, however, if the Executive is being terminated as part of an exit incentive or other group termination program, then the Executive shall execute a Release substantially similar to the Release (except that the period for consideration of the Release shall be modified) within forty-five (45) days following the Termination Date and shall not revoke it within the subsequent seven (7) day revocation period.

2.4    No Mitigation. An Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise. nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer or by retirement benefits, except as provided in Sections 2.1(h) and 2.2(h) with respect to Federal COBRA health continuation coverage and in Section 2.5 with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which an Executive is otherwise entitled.

2.5    Coordination with Other Arrangements. Any Executive who is a party to an individual employment or severance agreement or covered by another similar Change of Control or severance plan (“Other Plan”) of the Company and who becomes eligible for severance payments and benefits as provided in Section 2.1 or 2.2 of the Plan, shall receive such severance payments and benefits as provided under Section 2.1 or 2.2 of the Plan, hut such payments and benefits shall be “offset” or reduced by any severance payments or benefits provided to such Executive under any such Other Plan.

2.6    Code Section 280G.

(a)    If any of the payments or benefits received or to be received by the Executive in connection with the Executive’s termination of employment in respect of a Change of Control, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Executive shall receive the Total Payments and be solely responsible for the Excise Tax; provided, however, that the Executive shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would he subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.
(b)    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and the Executive, shall be selected. The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.
(c)    In the event it is determined that the Safe Harbor Amount is payable to the Executive, then the severance payments provided under Section 2.6(a) which are cash shall first be reduced on a pro rata basis, among the different types of cash payments until the Safe Harbor Amount is reached; provided, however, in the event further reduction is needed to reach the Safe Harbor Amount after reducing all cash payments to zero, then the non-cash severance payments shall thereafter be reduced among the different types of non-cash payments on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

2.7    Terminations for Cause. If an Executive’s employment is terminated for Cause, the Executive shall not be entitled to any severance benefits under the Plan without regard to whether the Termination Date occurred within or outside of a Change of Control Period.

III.	ADMINISTRATION OF PLAN

3.1    Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee, provided that the Committee (i) delegates to the Chief Executive Officer the power to reduce or terminate the coverage of an Executive under the Plan as provided in Section 4.4 (a), and (ii) may delegate all or any portion of the duties to an Executive Officer of the Company. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

(a)    to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(b)    to interpret the Plan and all facts with respect to a claim for payment or benefits. Where such claim is made prior to a Change of Control, the Committee’s interpretation thereof shall be final and conclusive on all persons claiming payment or benefits under the Plan;
(c)    to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
(d)    to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of an Executive’s employment and the cause of such termination and the amount of such payment or benefit);
(e)    to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan;
(f)    to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing except the committee shall not delegate any of its powers or authority under paragraphs (a)-(d) of this section 3.1;
(g)    to sue or cause suit to be brought in the name of the Plan; and
(h)    to obtain from the Company and from Executives such information as is necessary for the proper administration of the Plan.
3.2    Indemnification. The Company shall indemnify and hold harmless each member of the Committee in the performance of his or her duties under the plan against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities under the plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.3    Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.4    Claims Procedure. Any Executive that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any Executive who is not paid a benefit and who believes that he or she is entitled to a benefit or who has been paid a benefit and who believes that he or she is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by an Executive is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:

(a)    state the specific reason or reasons for the denial or modification;
(b)    provide specific reference to pertinent Plan provisions on which the denial or modification is based;
(c)    provide a description of any additional material or information necessary for the Executive or his representative to perfect the claim, and an explanation of why such material or information is necessary; and
(d)    explain the Plan’s claim review procedure as contained herein and describe the Executive’s right to bring an action under Section 502(a) of ERISA following a denial or modification on review.

In the event a claim for Plan benefits is denied or modified, if the Executive or his or her representative desires to have such denial or modification reviewed, he or she must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Executive or his or her representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Executive and his or her representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Executive and his representative, if any, prior to the commencement of the extension period. The Committee shall give written notice of its decision on review to the Executive. In the event a claim for Plan benefits is denied or modified on review, such notice shall set forth the specific reasons for such denial or modification and provide specific references to the Plan provisions on which the denial or modification is based. The notice shall also provide that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Executive’s claim for benefits, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure. The notice shall also contain a statement describing the Executive’s right to bring an action under Section 502(a) of ERISA. Any legal action with respect to a claim for Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.

IV.	GENERAL PROVISIONS

4.1    Funding. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets.

4.2    Cost of Plan. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Executives.

4.3    Plan Year. The Plan shall operate on a calendar year basis.

4.4    Amendment and Termination.

(a)    The Plan may be amended from time to time or terminated at the discretion of the Board. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may reduce or terminate the coverage of any Executive under the Plan by giving prior written notice to the Executive at least one (1) year in advance of such termination of coverage; provided that, in the event of a Change of Control during the existence of the Plan, the Plan shall remain in full force and effect and benefits may not be reduced during the Change of Control Period.
(b)    The provisions set forth in Section 4.4(a) that otherwise restrict amendments to the Plan shall not apply to (i) an amendment to the administrative provisions of the Plan that is required pursuant to applicable law, (ii) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of an Executive’s rights under the Plan or (iii) an amendment which decreases the benefits of an Executive that is consented to in writing by such Executive.
4.5    Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall he deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his or her employment at any time.

4.6    Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.7    Nonalienation. Executives shall not have any right to pledge, hypothecate. anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.8    Effect of Plan. The Plan is intended to supersede all prior oral or written policies of the Company and all prior oral or written communications to Executives with respect to the subject matter hereof including any employment agreements with an Executive, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Company and any successor of the Company, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Company’s Executives.

4.9    Taxes. The Company or its successor may withhold from any amounts payable to an Executive under the Plan such federal, state or local taxes as shall he required to be withheld pursuant to any applicable law or regulation.

4.10    Governing Law. The Plan will be construed and enforced pursuant to the laws of the State of Colorado giving effect to its conflict of laws.

4.11    Section 409A. Notwithstanding any provision of the Plan to the contrary, if on the date of the Executive’s separation from service the Executive is a “specified employee,” as defined in Section 409A of the Code, then all or such portion of any severance payments, benefits, or reimbursements under the Plan that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the date that is six (6) months after the date of the Executive’s separation from service date (or, if earlier, the Executive’s date of death) and hall be paid as a lump sum (without interest) on such date. No payment shall be made under the Plan prior to the date the Executive incurs a “separation from service,” within the meaning of Section 409A of the Code and the regulations thereunder.

4.12    Notices. For the purposes of this Plan, notices and all other communications provided for in the Agreement shall be in writing and will be deemed to have been duly given when personally delivered, by facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company must he directed to the attention of the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication will be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address will be effective only upon receipt.
IN WITNESS WHEREOF, the authorized representative of the Company has signed this document on June 9, 2011.
Petroleum Development Corporation

By: /s/Richard McCullough

Its: Chairman and CEO

Attest:

By: Daniel W. Amidon

Its: General Counsel and Secretary

A-5

A-1

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (“Release”) is entered into as of this ____ day of ____________, 20__, by and between Petroleum Development Corporation (the “Company”), and ______________, an employee of the Company (the “Executive”) (collectively, the “Parties”).
WHEREAS, pursuant to the terms of the PDC Energy Change of Control and Severance Plan (the “Plan”), the Company has agreed to provide Executive certain benefits and payments under the terms and conditions specified therein, provided that Executive has executed and not revoked a general release of claims in favor of the Company;
WHEREAS, Executive’s employment with the Company is being terminated effective _____________, 20__; and
WHEREAS, the Patties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to Executive’s employment with and termination from the Company and all other relationships between Executive and the Company, up to and including the date of execution of this Release.
NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Employment. Executive’s employment with the Company shall terminate on _____________, 20__ (the “Termination Date”).

2.
Severance Benefits. Pursuant to the terms of the Plan, and in consideration of Executive’s release of claims and the other covenants and agreements contained herein and therein, and provided that Executive has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Article II of the Plan (the “Benefits”) in the time and manner provided therein; provided, however, that the Company’s obligations will be excused if Executive breaches any of the provisions of the Release including, without limitation, Sections 7, 8 and 10 hereof. Executive acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Plan, the Company otherwise would not be obligated to provide, nor would Executive otherwise he entitled to receive.

3.
Release Effective Date. Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by Executive (the “Release Effective Date”).

4.	Effect of Revocation. Executive acknowledges and agrees that if Executive revokes this Release pursuant to Section 6 hereof, Executive will have no right to receive the Benefits.

5.
General Release. In consideration of the Company’s obligations, Executive hereby releases, acquits and forever discharges Company and each of its subsidiaries and affiliates and each of their respective officers, employees. directors, successors and assigns from any and all claims, actions or causes of action in any way related to Executive’s employment with the Company or the termination thereof, whether arising from tort, statute or contract, including but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and West Virginia and any other federal, state or local statutes or ordinances of the United States, it being Executive’s intention and the intention of the Company to make this release as broad and as general as the law permits. Executive understands that this Agreement does not waive any rights or claims that may arise after Executive’s execution of it and does not apply to claims arising under the terms of this Agreement.

6.
Review and Revocation Period. Executive acknowledges that the Company has advised Executive that Executive may consult with an attorney of Executive’s own choosing (and at Executive’s expense) prior to signing this Release and that Executive has been given at least twenty-one (21) days during which to consider the provisions of this Release, although Executive may sign and return it sooner. Executive further acknowledges that Executive has been advised by the Company that after executing this Release and delivering it to the Company, Executive will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. Executive acknowledges and agrees that if Employee wishes to revoke this Release, Executive must do so in writing, and that such revocation must be signed by Executive and received by the Chairman of the Board of the Company (or the Chair of the Compensation Committee) no later than 5:00 p.m. Mountain Time on the seventh (7th) day after Executive has executed and delivered this Release. Executive acknowledges and agrees that, in the event that Executive revokes this Release, Executive will have no right to receive any benefits hereunder, including the Benefits. Executive represents that Executive has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.
Non-Solicitation. The Executive shall not, directly or indirectly, for a period of two (2) years after the Termination Date (i) solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions, or affiliates, or otherwise induce such employee to terminate or reduce employment with the Company, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions, or affiliates, in each case at any time during the last year of the Term. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities, or political subdivisions thereof.

8.
Cooperation in Litigation. At the Company’s reasonable request, Executive shall use his good faith efforts to cooperate with the Company, its Affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, Executive’s cooperation is essential, in the opinion of the Company, to the Company’s case. Executive’s duty of cooperation will include, but not be limited to (a) meeting with the Company’s and/or its Affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its Affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (c) signing at the Company’s, its Affiliates’ and/or their Attorneys’ request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company shall reimburse Executive for the reasonable expenses incurred by him or her in the course of his or her cooperation hereunder and shall pay to Executive per diem compensation in an amount equal to the daily prorated portion of the Executive’s base salary immediately prior to the Termination Date. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.
Non-Admission of Liability. Nothing in this Release will be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Patties arc resolving all matters arising out of the employeremployee relationship between Executive and the Company and all other relationships between Executive and the Released Patties.

10.
Nondisparagement. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Board of Directors and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the

Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.
Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.
Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein.

13.
Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or in validity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.	Counterparts. This Release may be signed in counterparts and each counterpart will be deemed to be an original but together all such counterparts will be deemed a single agreement.

15.
Entire Agreement; Modification. This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.
Acceptance. Executive may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Chairman of the Board of the Company, no later than 5:00 p.m. Mountain Time twenty-one (21) days after Executive’s receipt of notice of termination.

EXECUTIVE ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EXECUTIVE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.
IN WITNESS WHEREOF, the Company and the Executive have duly executed this Release as of the date first above written.
Company                        [Name of Executive]
Petroleum Development Corporation

By:

Its: